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                                                                   Exhibit 10.12



                              CONSULTING AGREEMENT


                  THIS CONSULTING AGREEMENT (the "Agreement") dated as of January 1, 1999 is entered into by and between Sage Networks, Inc. (the "Company"), and Intensity Ventures, Inc. (the "Consulting Company").

                  WHEREAS, the Company desires to engage the Consulting Company to assist in the Company's business operations, and the Consulting Company desires to provide its services to the Company in connection with its business operations;

                  NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Company and the Consulting Company hereby agree as follows:

                  1.  Engagement.

                  The Company hereby engages the Consulting Company to serve as an advisor and consultant to the Company as provided herein, and the Consulting Company hereby accepts such engagement. The obligations of the Consulting Company hereunder shall primarily be performed by Bradley A. Feld, the principal of the Consulting Company (hereinafter, the "Principal"). During the time that the Consulting Company is performing services for the Company pursuant to this Agreement, and for all purposes hereunder, the Consulting Company's (and the Principal's) status shall be that of an independent contractor of the Company.

                  2.  Term.

                  The term of the Consulting Company's engagement under this Agreement shall be for a period commencing on the date hereof through and including December 31, 2000, unless sooner terminated as provided in Section 6 of this Agreement (the "Consulting Period"). The Agreement shall be automatically extended from year to year thereafter unless either party gives not less than three (3) months prior written notice to the other that such party elects to have the Agreement terminated effective at the end of the initial or then current renewal term. During the Consulting Period, the Consulting Company and the Principal may engage in any business and perform any service for its or his own account, provided that such business or service shall not prevent the Consulting Company or the Principal from performing its or his duties to the Company under Section 3 of this Agreement or violate the terms of the restrictive covenants set forth in Section 8 hereof.

                  3.  Consulting Services.

                  The Consulting Company shall advise and counsel the Company and consult with its employees, representatives, agents and contractors as to such matters and to perform such other services as the Company and the Consulting Company may reasonably agree.
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During the term hereof, Principal shall serve as Co-Chairman of the Company and shall perform such services as are customarily performed by persons holding such office and shall be subject at all times to the direction of the Board of Directors of the Company.

                  4.  Consulting Fees.

                  (a) The Company shall pay to the Consulting Company, as compensation for services rendered under this Agreement, an annual consulting fee of ONE HUNDRED AND EIGHTY THOUSAND DOLLARS ($180,000), payable in installments in accordance with the usual practice of the Company.

                  (b) The parties hereby acknowledge and agree that all amounts paid to the Consulting Company during the Consulting Period shall represent fees for its consulting services and shall therefore be paid without any deductions or withholdings taken therefrom for taxes or any other purpose. The Consulting Company further acknowledges that the Company makes no warranties as to any tax consequences of such payments, and specifically agrees that the determination of any tax liability or other consequences of the payment set forth above is the sole and complete responsibility of the Consulting Company and the Principal.

                  5.  Business Expenses.

                  During the Consulting Period, the Consulting Company may be required to incur out-of-pocket business expenses in connection with the performance of its duties under this Agreement. The Company shall reimburse in full the Consulting Company for all such reasonable expenses upon presentation by Consulting Company of the details of vouchers for such expenses in accordance with customary practices of the Company.

                  6.  Termination of Consulting Engagement.

                  (a) Anything to the contrary notwithstanding, this Agreement shall terminate 30 days after the Principal's (i) death or (ii) disability for a period of not less than twenty-six consecutive weeks; provided, however, that the provisions of Section 7 hereof shall remain in full force and effect through the end of the term hereof.

                  (b) Consulting Company's engagement hereunder may also be terminated by the Company before the expiration of the term hereof only for cause as herein defined. "Cause" shall mean only one or both of the following occurrences.


                  (i) The Participant's or the Consulting Company's conviction of a felony by a court of competent jurisdiction (which conviction, through lapse of time or otherwise, is not subject to appeal); or

                  (ii) The Participant's or the Consulting Company's commission of an act of fraud or embezzlement upon the Company.
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                  7.  Severance.

                  In the event of termination of the services of the Consulting Company by the Company before the expiration of the term hereof, except when such termination is in accordance with the provisions of paragraph 6(a) or 6(b) hereof, the Company will provide the Consulting Company with severance pay in an amount equal to Consulting Company's base annual compensation through the end of the term hereof, which shall be payable in a lump sum, discounted based on the prime rate of Chase Bank then in effect, which lump sum shall be payable within 30 days of the date of termination. The Company shall also continue to provide to Principal the retirement benefits, life insurance, medical insurance and disability insurance pursuant to Section 4(b) through the end of the term hereof.

                  In the event of termination of employment of the Consulting Company before the expiration of the term hereof pursuant to the provisions of paragraph 6(a) hereof, the Company will: (i ) provide the Consulting Company with severance pay in an amount equal to one year's base annual compensation, which shall be payable in a lump sum, discounted based on the prime rate of Chase Bank then in effect, which lump sum shall be payable within 30 days of the date of termination; (ii) continue to provide Principal the retirement benefits, life insurance, medical insurance and disability insurance pursuant to Section 4(b) through the end of the term hereof; and (iii) continue to provide Principal's spouse and minor children with medical benefits pursuant to Section 4(b) through the end of the term hereof.

                  8.  Restrictive Covenants.

                  (a) Intellectual Property. The Consulting Company and the Principal assign and agree to assign to the Company all of the Consulting Company's and Principal's right, title and interest in and to all inventions, discoveries, improvements, ideas, computer or other apparatus programs and related documentation, and other works of authorship (hereinafter each designated "Intellectual Property"), whether or not patentable, copyrightable or subject to other forms of protection, made, created, developed, written or conceived by the Consulting Company or the Principal during the Consulting Period, whether during or outside of regular working hours, either solely or jointly with another, in whole or in part, either:

         (i)      in the course of such consulting, or

         (ii) relating to the actual or anticipated business or research or development of the Company, or

         (iii) with the use of the Company's time, material, private or proprietary information, or facilities.

                  (b) Assignment. The Consulting Company and the Principal will, without charge to the Company but at its expense, execute a specific assignment of title to the Company and do anything else reasonably necessary to enable the Company to
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secure a patent, copyright or other form of protection for said Intellectual
Property anywhere in the world.

                  (c) Confidential Information. During the Consulting Period and at all times thereafter, the Consulting Company and the Principal will keep in confidence and will not, except as required in the conduct of the Company's business or as authorized in writing on behalf of the Company, publish, disclose or use, any private or proprietary information that the Consulting Company or the Principal may in any way acquire, learn, develop or create by reason of consulting on behalf of the Company.

                  (d) Noncompetition:  Nonsolicitation.

                           (i) During the Consulting Period and for a period of
twenty-four (24) months following the termination of the Consulting Period for whatever reason, neither the Consulting Company nor the Principal will solicit any customers who are presently or may hereafter become customers of the Company unless such solicitation is entirely unrelated to Company's business.

                           (ii) Subsequent to the expiration of this Agreement,
neither the Consulting Company nor the Principal will interfere with or disrupt or attempt to disrupt the Company's business relationship with its customers or suppliers, or solicit the employees of the Company.

                           (iii) During the term of this Agreement and for a
period of twenty-four (24) months from the date of termination of the Consulting Period for whatever reason, neither the Consulting Company nor the Principal will disclose or use or enable anyone else to use any information or data which may be obtained by it or him or available to it or him during the Consulting Period.

                  (e) Enforcement. The Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Section 8.

                  9. Notice.

                  All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, addressed as follows:

                     If to the Consulting Company:

                                    Intensity Ventures, Inc.
                                    C/O Bradley A. Feld
                                    P. O. Box E
                                    Eldorado Springs, CO 80025
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                     Fed Ex:        1630 30th Street, #405
                                    Boulder, CO 80301

                     If to the Company:

                                    Sage Networks, Inc.
                                    215 First Street
                                    Cambridge, MA 02141


Either party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

                  10.      Waiver of Breach.

                  Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Consulting Company or of the Company.

                  11.      Non-Assignment; Successors.

                  Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company's assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Consulting Company to the extent of any payments due to them hereunder. As used in this Agreement, the term "Company" shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

                  12.      Severability.

                  To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom (except as provided in the following sentence) and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In the event that any provision of Section 8 hereof is found by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed modified and shall be enforced to the maximum extent permitted by law.



                  13.      Counterparts.
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                  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  14.      Governing Law.

                  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.

                  15.      Entire Agreement.

                  This Agreement constitutes the entire agreement by the Company and the Consulting Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between the Consulting Company and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Consulting Company and the Company.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                            SAGE NETWORKS, INC.




                                            By:/s/ Leonard J. Fassler

                                               ________________________________
                                               Leonard J. Fassler
                                               Co-Chairman


                                            INTENSITY VENTURES, INC.



                                            By /s/ Bradley A. Feld

                                               ________________________________
                                               Bradley A. Feld


                                            Its President

                                                _______________________________